Exhibit 99.1

PRESS RELEASE

Dr. Necip Sayiner Joins Rambus Board of Directors

Industry leader brings extensive semiconductor leadership and engineering experience

SUNNYVALE, Calif. — Oct. 25, 2019 — Rambus Inc. (NASDAQ: RMBS), a premier silicon IP and chip provider dedicated to delivering data faster and safer, today announced the appointment of Dr. Necip Sayiner to its Board of Directors, effective immediately.

With over twenty-five years of semiconductor expertise, Dr. Sayiner is an experienced executive with a proven track record of successfully increasing company revenue growth and profitability. Prior to joining the Rambus board, he was executive vice president and general manager at Renesas Electronics Corporation, following their acquisition of Intersil, where he served as president and CEO. Prior to Intersil, Dr. Sayiner was president and CEO of Silicon Laboratories and held various executive roles at Agere Systems. He is currently a board member at Power Integrations.

“We’re delighted that Necip has joined the Rambus board,” said Chuck Kissner, chairman of the Rambus Board of Directors. “As Rambus continues to expand its footprint of offerings, his extensive and successful background in the semiconductor industry is a valuable addition to the board.”

“Rambus is in the midst of executing a transformation of its business to a product-focused enterprise,” said Dr. Sayiner. “I look forward to working with the board and executive team to support the growing portfolio of high-performance leading-edge semiconductor solutions.”

Sayiner holds a doctoral degree in Electrical Engineering from the University of Pennsylvania, a Master of Science degree in Engineering from Southern Illinois University, along with a Bachelor of Science degree in Electrical and Electronics Engineering and a Bachelor of Science degree in Physics from Bosphorus University in Turkey.

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About Rambus Inc.

Rambus is a premier silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

t: (408) 462-8306cpasinetti@rambus.com